Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-163672; Form S-1 No. 333-163855) pertaining to LNL Agents’ 401(k) Savings Plan (Formerly The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan) as of our report dated March 30, 2012, with respect to the financial statements and schedule of LNL Agents’ 401(k) Savings Plan (Formerly The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

                            /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 30, 2012